EXHIBIT 23.1

Date: 03/29/2016

To,

ASSET SOLUTION INC.

State of Nevada,

USA.

Attn: Mr. Olaf Robak

Subject: Consent to File, to Add As Exhibit 23.1

Dear Sir,

We consent to use, through incorporation of our report dated September 18, 2015 to the shareholder of the company on the following financial statement:

•	Consolidated balance sheet as of May 31, 2015

•	Consolidated statements of operations, stockholders' equity, and cash flows for fiscal year then ended.

We further give our consent for incorporating our name as Bharat Parikh & Associates, Chartered Accountants, India in the form exhibit 23.1.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Thanking you

For Bharat Parikh & Associates

Chartered Accountants

Bharat Parikh

(Senior Partner)

Registered with PCAOB